Exhibit 99.2

Virgin Media Inc.

Schedule Relating to Amendment Request Letter Dated 16 October 2009

Non-GAAP Financial Measures

The Amendment Request Letter that Virgin Media Inc. sent to its senior lenders dated 16 October 2009 includes the non-GAAP financial measures that we refer to as OCF and Free Cash Flow.  This schedule provides further information in relation to those measures and reconciles those measures to GAAP.

Virgin Media uses non-GAAP financial measures with a view to providing investors with a better understanding of its operating results and underlying trends to measure past and future performance and liquidity.

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF, is not a financial measure recognized under GAAP. OCF represents our operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Restructuring and other charges are also excluded from OCF as management believes they are not characteristic of our underlying business operations.

OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies' non-GAAP financial measures that have the same or similar names.

Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations.  Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure.  We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future.  We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business.  FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income (loss)

(in £ millions) (unaudited)	Three months ended				Last twelve months ended
	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Jun 30, 2009
	(adjusted)	(adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	326.3	317.6	312.3	333.8	1,290.0
Reconciling items
Depreciation and amortization	(277.0)	(292.7)	(293.9)	(295.0)	(1,158.6)
Goodwill and intangible asset impairments	4.0	-	-	-	4.0
Restructuring and other (charges) income	-	(19.8)	(5.4)	(23.6)	(48.8)
Operating income (loss)	53.3	5.1	13.0	15.2	86.6

Note: Last twelve months (LTM) information has been derived from the addition of previously reported quarterly results. For further details regarding these results, see the information on our Earnings Releases filed on Form 8-K on November 6, 2008, February 25, 2009, May 5, 2009 and August 6, 2009

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)	Three months ended				Last twelve months ended
	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Jun 30, 2009
	(adjusted)	(adjusted)
Free Cash Flow (FCF)	102.8	55.5	62.2	85.3	305.8
Reconciling items (See Note 2 below)
Purchase of fixed and intangible assets	106.7	139.2	144.4	148.2	538.5
Changes in operating assets and liabilities	(29.2)	19.6	(64.5)	38.7	(35.4)
Non-cash compensation	5.3	4.3	4.7	1.2	15.5
Non-cash interest	35.5	(40.3)	(17.7)	(0.8)	(23.3)
Share of net income of affiliates	3.4	17.7	-	0.6	21.7
Realized foreign exchange (losses)/gains	(8.7)	(20.0)	4.5	(19.3)	(43.5)
Realized gains on derivatives	(4.7)	3.4	2.0	5.3	6.0
Restructuring and other (charges) income	-	(19.8)	(5.4)	(23.6)	(48.8)
Income taxes	1.8	0.9	0.3	0.8	3.8
Other	0.4	0.7	(1.3)	(0.9)	(1.1)
Net cash provided by operating activities	213.3	161.2	129.2	235.5	739.2

Note 1:   Last twelve months (LTM) information has been derived from the addition of previously reported quarterly results.  For further details regarding these results, see the information on our Earnings Releases filed on Form 8-K on November 6, 2008, February 25, 2009, May 5, 2009 and August 6, 2009

Note 2:  The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange (losses)/gains includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.